Exhibit 99.(d)(vi)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

POINT TO POINT WITH TIERED PARTICIPATION RATE, CAP RATE AND BUFFER

RATE CREDITING STRATEGY RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our” and the “Company”) has issued this Rider as a part of the Contract to which it is attached. This Rider is in effect on the Rider Effective Date shown in this Rider’s Specifications and stays In Force unless it terminates as described in the Rider Termination section below.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail. All other terms and conditions of your Contract remain unchanged. If the Contract is terminated, this Rider will automatically terminate.

This Rider provides the formula for calculating the Interim Value and the Index-Linked Option Credit for each Vintage of an Index-Linked Option with this Rider Crediting Strategy. There is no charge for this Rider.

RIDER DEFINITIONS

Certain terms used throughout this Rider are defined in this section. Other terms may be defined in other sections of this Rider. Defined terms and certain Rider provisions are capitalized to provide emphasis. For purposes of this Rider, the following definitions apply:

Adjusted Index Return – A percentage that is used to determine the Index-Linked Option Credit for each Vintage of an Index-Linked Option with the Rider Crediting Strategy. The Adjusted Index Return may be positive, negative, or equal to zero.

Buffer Rate – A type of Protection Level that is used to determine the Adjusted Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Index Return is less than zero.

The Buffer Rate for each applicable Index-Linked Option is shown in the Specifications and is guaranteed not to change for the life of the Contract so long as we continue to offer the Index-Linked Option.

Cap Rate – A maximum rate that is used to determine the Adjusted Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Index Return is greater than or equal to zero.

The initial Cap Rate for each applicable Index-Linked Option is shown in the Specifications and is guaranteed for the initial Index Term. Renewal Cap Rates will be declared at the beginning of each Index Term and will never be less than the Minimum Cap Rate shown in the Specifications. The declared renewal Cap Rates are guaranteed until the end of any Index Term.

Cap Rates may vary based upon the following: Index-Linked Option, Index Term, Vintage Start Date, Crediting Strategy, Protection Level, Contract Date, and if you have a guaranteed minimum withdrawal benefit rider.

Index-Linked Option Cost – A rate equal to the fair value of hypothetical derivatives that support the Vintage on the Vintage Start Date.

Index Return – A percentage change in the Index Price that is used to determine the Adjusted Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy. The Index Return may be positive, negative, or equal to zero.

ICC26 20-1917	[1]

RIDER DEFINITIONS (continued)

Participation Rate – A rate that is used to determine the Adjusted Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Index Return is greater than or equal to zero. Each Index-Linked Option will have a Tier 1 Participation Rate and a Tier 2 Participation Rate.

The initial Participation Rates are shown in the Specifications for each applicable Index-Linked Option and are guaranteed for the initial Index Term. Renewal Participation Rates will be declared at the beginning of each Index Term and will never be less than the Minimum Participation Rates shown in the Specifications. The declared renewal Participation Rates are guaranteed until the end of any Index Term.

Participation Rates may vary based upon the following: Index-Linked Option, Index Term, Vintage Start Date, Tier, Crediting Strategy, Protection Level, Contract Date, and if you have a guaranteed minimum withdrawal benefit rider.

Point to Point – A type of Crediting Strategy where the Index Return is determined using the Index Price on the Vintage Start Date and the Index Price on the Vintage End Date.

Protection Level – A rate that is used to determine the Adjusted Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Index Return is less than zero.

Rider Crediting Strategy – The Crediting Strategy that is provided by this Rider (“Point to Point with Tiered Participation Rate, Cap Rate, and Buffer Rate Crediting Strategy”).

Tier Level – A level of Index Return that determines the applicability of the Tier 1 and Tier 2 Participation Rates in the determination of the Adjusted Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy.

The initial Tier Level for each applicable Index-Linked Option is shown in the Specifications and is guaranteed for the initial Index Term. Renewal Tier Levels will be no more than the Maximum Tier Levels shown in the Specifications. The declared renewal Tier Levels are guaranteed until the end of any Index Term.

Tier Level may vary based upon the following: Index-Linked Option, Index Term, Vintage Start Date, Crediting Strategy, Protection Level, Contract Date, and if you have a guaranteed minimum withdrawal benefit rider.

CALCULATION OF INTERIM VALUE ON ANY BUSINESS DAY

We calculate the Interim Value for each Vintage of an Index-Linked Option with the Rider Crediting Strategy on each Business Day by determining the value of a specific set of hypothetical derivatives using an option pricing formula. Our Interim Value calculation is on file with the insurance supervisory official in the jurisdiction in which this Contract is issued for delivery.

We use the following formula to determine the Interim Value for each Vintage of an Index-Linked Option with the Rider Crediting Strategy:

Interim Value = A x (1 - C x D) x (((1 + I) / (1 +J ))(N x D)) + A x B - (TC x A x D)), where:

A	=	Investment Base
B	=	Market Value of Derivatives Supporting the Index-Linked Option on the Business Day
C	=	Index-Linked Option Cost
D	=	Percentage of time remaining in Index Term (This is the number of days remaining in Index Term divided by total days in the Index Term (including leap day(s) when applicable))
I	=	Described in the Specifications under Index Yields Used to Calculate Interim Values
J	=	Described in the Specifications under Index Yields Used to Calculate Interim Values
N	=	Total number of years in the Index Term
TC	=	Trading Costs

ICC26 20-1917	[2]

The Market Value of Derivatives Supporting the Index-Linked Option = ATM Call*(Tier 1 Participation Rate) + 1st OTM Call*(Tier 2 Participation Rate – Tier 1 Participation Rate) – 2nd OTM Call*(Tier 2 Participation Rate) - OTM Put, where:

•	At-the-Money Call (ATM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price equal to the Index Price at the start of the Index Term.
•	1st Out-of-the-Money Call (OTM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 + Tier Level)
•	2nd Out-of-the-Money Call (OTM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 + (Cap Rate – Tier 1 Participation Rate * Tier Level)/Tier 2 Participation Rate + Tier Level)
•	Out-of-the-Money Put (OTM Put) – Option to sell a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 – Buffer Rate)

The standard Black-Scholes methodology using observable market parameters from independent external sources will be utilized to value the options. This method intends to produce an estimated fair value, consistent with observable market prices, for the investment in the Index-Linked Option on that Business Day. The Index-Linked Option Cost will also be calculated using the same methodology.

TRANSACTIONS THAT DECREASE THE INTERIM VALUE

The Interim Value will be decreased by the amount of any deductions from the Vintage as a result of any:

•	Withdrawals, including an applicable Withdrawal Charge;
•	Applicable Advisory Fee Withdrawals;
•	Charges for Premium Taxes and/or other taxes; and
•	Charges for any rider attached to the Contract.

The decrease will occur on the Business Day that the transaction is processed. On the following Business Day, the Interim Value will resume calculation according to the formula described in Calculation of Interim Value on any Business Day.

INDEX-LINKED OPTION CREDIT FORMULA

We use the following formula to determine the Index-Linked Option Credit for each Vintage of an Index-Linked Option with this Rider Crediting Strategy:

Step One – Determine the Index Return

Index Return = (Index Price for the Vintage End Date – Index Price for the Vintage Start Date) / Index Price for the Vintage Start Date

Step Two – Determine the Adjusted Index Return

If the Index Return is greater than or equal to zero, the Adjusted Index Return = Lesser of ((Tier 1 Participation Rate x (the lesser of the Index Return or the Tier Level)) + ((Tier 2 Participation Rate x (the greater of (the Index Return – the Tier Level) or zero)) or Cap Rate) If the Index Return is less than zero, the Adjusted Index Return = Lesser of (Index Return + Buffer Rate) or zero

Step Three – Determine the Index-Linked Option Credit

Index-Linked Option Credit = (Investment Base x Adjusted Index Return)

ICC26 20-1917	[3]

RIDER TERMINATION

This Rider will remain in effect until the earlier of:

•	The Annuity Date; or
•	The date the Contract terminates.

PACIFIC LIFE INSURANCE COMPANY

ICC26 20-1917	[4]